Exhibit 99.1

Contact Information:

For Media:

Suzanne DuLong

T: 781-418-8075/E: pr@keurig.com

For Investors:

Kristi Bonner
T: 646-762-8095/E: Investor.Services@keurig.com

FOR RELEASE

Keurig Green Mountain Reports Third Quarter 2015 Results, Announces Productivity Initiative and $1 Billion Share Repurchase Authorization

•                  Non-GAAP EPS(1)  of $0.80 and GAAP EPS of $0.73

•                  Net sales decline of 5%; 4% excluding foreign currency

•                  Pod equivalent servings(2) volume growth of 5% with 12% growth in U.S. At Home Channels

•                  Announces multi-year productivity program expected to generate approximately $300 million in cost savings over 3 years

•                  Approves $1 billion share repurchase authorization

•                  Approves $0.2875 per share cash dividend

WATERBURY, Vt. (August 5, 2015) — Keurig Green Mountain, Inc. (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its business results for the 13 weeks ended June 27, 2015.

“While we are not pleased with our revenue growth, we delivered earnings at the high end of our previous guidance,” commented President and CEO, Brian Kelley.  “We are taking decisive actions to adapt and compete more effectively in today’s rapidly-evolving, dynamic marketplace.  We are implementing a multi-year productivity program that we are confident will enhance our operational effectiveness and enable us to fund incremental investment in innovation and brand building.  In addition, our new Keurig K200 brewer is off to a strong start with its introduction this past quarter.  We believe this addition, as well as the enhancements we’ve made to our entire At Home brewer line up will

(1)  Certain items in this press release are designated as “Non-GAAP” and represent non-GAAP financial measures that exclude certain items. Please see the attached “GAAP to Non-GAAP Reconciliation” to find disclosure and reconciliation of non-GAAP financial measures, as well as a discussion in this release as to why the Company is presenting such non-GAAP measures.

(2)  Equivalent servings translates our multiple pod sizes, including K-Cup®, Vue® K-Carafe® and Bolt® pods,  into a common serving.

allow for continued growth in our US installed base. We continue to believe that our hot system has the potential to reach more than 50 million US households over time —more than double its size today. In addition, the upcoming launch of our Keurig KOLD system creates an even larger opportunity for long-term growth and value creation.”

Mr. Kelley continued, “Going forward, we will continue to maintain a strong, flexible capital structure and balance sheet to enable us to return significant value to our shareholders as we continue to invest in the business.  Underscoring our commitment to delivering value to our shareholders, today we announced that our Board authorized an additional $1 billion share repurchase which adds to our existing plan. With innovative technology and a premier beverage brands portfolio, Keurig continues to be a recognized leader in the industry and we are confident we will continue our legacy of delivering disruptive and innovative products for the benefit of all Keurig constituents.”

Third Quarter Fiscal 2015 Financial Review

	Thirteen weeks ended			Thirty-nine weeks ended
($ in millions except earnings per share)	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
Net sales	$969.6	$1,022.4	(5)%	$3,483.1	$3,512.1	(1)%
Operating income:
GAAP	$161.4	$231.3	(30)%	$621.3	$718.5	(14)%
Non-GAAP	$176.3	$243.2	(28)%	$664.0	$753.2	(12)%
Net income attributable to Keurig:
GAAP	$113.6	$155.2	(27)%	$403.7	$455.5	(11)%
Non-GAAP	$124.7	$163.2	(24)%	$434.5	$479.1	(9)%
Diluted income per share (EPS):
GAAP	$0.73	$0.94	(22)%	$2.52	$2.88	(13)%
Non-GAAP	$0.80	$0.99	(19)%	$2.71	$3.03	(11)%
Cash dividends declared per common share	$0.2875	$0.25	15%	$0.8625	$0.75	15%

Net Sales by Product

Net sales of $970 million decreased 5% versus the prior year period with declines in brewer sales and pod sales.  Foreign currency exchange rates negatively impacted sales by approximately 1.5 percentage points.  Excluding the impact of foreign currency exchange rates, total net sales declined 4% and total Keurig beverage system sales declined 4% compared to the prior year period.

Net sales for the domestic segment declined 4% in the quarter while sales in the Canada segment declined 14% on a reported basis and declined 3% excluding the impact of foreign currency exchange rates.

Total pod net sales declined 1% in the quarter while brewers and accessories net sales declined 26%. Other product net sales declined 12% compared to the prior year period.

	Net sales (in millions)
	Thirteen weeks ended		$ Increase	% Increase
Net Sales by Product	June 27, 2015	June 28, 2014	(Decrease)	(Decrease)
Pods	$815.0	$826.3	$(11.3)	(1)%
Brewers and accessories	95.0	128.0	(33.0)	(26)%
Subtotal	910.0	954.3	(44.3)	(5)%
Other products	59.6	68.1	(8.5)	(12)%
Total net sales	$969.6	$1,022.4	$(52.8)	(5)%

Pods

•                  The 1% decrease in the quarter in pod net sales compared to the prior year period was due to a 5% increase in equivalent servings(2) volume and a 3 percentage point increase due to net price realization.  This was offset by an 8 percentage point decrease due to product mix and a roughly 1 percentage point negative impact from foreign currency exchange rates.

Brewers and Accessories

•                  For the quarter, 1.36 million Keurig® system brewers were sold including 1.3 million sold by Keurig and 0.05 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.

•                  The 26% decline in Keurig’s brewer and accessory net sales compared to the prior year period was primarily due to a 18% decline in brewer sales volume, driven by high levels of inventory at retail and timing of restocking the MINI Plus brewer.  Brewer net price realization declined by 6 percentage points due to promotional efforts to reduce brewer inventory levels.  Brewer mix negatively impacted brewer sales by 2 percentage points.  Foreign currency exchange rates negatively impacted brewer net sales by roughly 1 percentage point.

•                  Additionally, accessory net sales declined 22% compared to the prior year period.

Other Products

•                  Sales of other products declined 12% during the quarter from the prior year period primarily due to the continuing demand shift from traditional coffee package formats to pods and the unfavorable impact of foreign currency exchange rates.

•                  For the quarter, gross margin declined 750 basis points versus prior year to 36.0% of net sales. The table below quantifies the changes in gross margin period to period.  Obsolescence of finished goods includes an $18 million charge related to Keurig 2.0 brewers in the third quarter which impacted gross margin by 190 bps.

(2)  Equivalent servings translates our multiple pod sizes, including K-Cup®, Vue® K-Carafe® and Bolt® pods,  into a common serving.

Change from Q3 2014 to Q3 2015
Higher obsolescence expense of finished goods	-310 bps
Unfavorable green coffee costs	-290 bps
Mix primarily associated with brewers	-200 bps
Shift in sales mix between pods, brewers and accessories and other products	+190 bps
Net price realization primarily associated with pods	+110 bps
Increased logistics expense	-90 bps
Mix primarily associated with pods	-40 bps
Net price realization primarily associated with brewers	-40 bps
Foreign currency rates	-40 bps
Other	-40 bps

•                  GAAP SG&A declined 12%, representing 19.4% of net sales for the quarter as compared to 20.9% in the prior year period.  Non-GAAP SG&A decreased 14% representing 17.8% of sales for the quarter as compared to 19.7% in the prior period.  The decrease in SG&A over the prior year period was driven by lower incentive compensation expense, lower marketing expense and a reduction in professional fees.

•                  GAAP operating income declined 30%, representing 16.6% of net sales for the quarter, compared to 22.6% in the prior year period.

•                  Non-GAAP operating income declined 28%, representing 18.2% of net sales in the quarter, compared to 23.8% in the prior year period.

•                  The Company’s effective income tax rate was 30.2% for the quarter as compared to 33.9% in the prior year period.

•                  Diluted weighted average shares outstanding for the third quarter were 155.6 million, down 6% from 164.7 million in the prior year period.  The reduction in shares outstanding was driven by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) program, open market purchases and 10(b)5-1 plans and the previously announced repurchase of 5.2 million shares from Luigi Lavazza S.p.A. on March 3, 2015.

•                  GAAP diluted EPS declined 22% from the prior year period to $0.73.

•                  Non-GAAP diluted EPS declined 19% from the prior year period to $0.80. Excluding the impact of foreign currency, non-GAAP diluted EPS decreased approximately 17% versus the prior year period.

Balance Sheet & Cash Flow Highlights

Balance Sheet & Cash Flow Highlights ($ in millions)	June 27, 2015	June 28, 2014	% Change
Cash and cash equivalents, including restricted cash	$80.6	$1,204.2	(93)%
Accounts receivables, net	$441.3	$382.4	15%
Inventories	$688.7	$639.0	8%
Raw material inventories	$229.0	$179.9	27%
Coffee	$123.7	$85.8	44%
Packaging & other raw materials	$105.3	$94.1	12%
Finished goods	$459.7	$459.2	0%
Brewers & accessories	$279.4	$263.2	6%
Pods	$162.5	$168.5	(4)%
Other	$17.8	$27.4	(35)%
Debt outstanding and capital lease and financing obligations	$413.5	$273.9	51%
Thirty-nine weeks net cash provided by operating activities	$610.1	$823.8	(26)%
Thirty-nine weeks free cash flow (1)	$272.0	$601.9	(55)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchase

On July 31, 2015, the Board of Directors approved a new share repurchase authorization of up to an additional $1 billion over the next two years, at such times and prices as determined appropriate by the Company’s management in collaboration with the Board of Directors. The shares will be purchased with cash on hand, cash from operations, and funds available through our existing credit facility.

Productivity Program

The Company announced a multi-year productivity program intended to reduce structural costs and streamline organization structures to drive efficiency.  The program is expected to generate approximately $300 million in savings over the next three years with approximately $100 million of savings in fiscal 2016.  The program is expected to reduce the company’s workforce by approximately 5%.

Implementation of the productivity program is expected to result in cumulative pre-tax charges of $30-$35 million, beginning with an approximately $26 million charge in the fourth quarter of fiscal 2015.  Of the total anticipated initial charge, approximately $20 million is expected to be cash expenditures.

Business Outlook and Other Forward-Looking Information

The Company updated its outlook for fiscal year 2015, provided its outlook for the fourth quarter and provided its preliminary outlook for fiscal year 2016.

Fiscal Year 2015 Outlook

•                  Net sales decline of low-single to mid-single-digits compared to fiscal year 2014

•                  An annual effective tax rate of approximately 34.5% to 35%

•                  Non-GAAP EPS decline in the low-teens. This outlook:

•                  Includes an estimated $0.13 headwind from foreign currency exchange

•                  Excludes any restructuring or one-time charges related to the Company’s productivity initiative

•                  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation

•                  Free cash flow in the range of $150 million to $200 million

•                  Capital investment in the range of $400 million to $450 million

Fourth Quarter 2015

•                  Net sales growth decline of low-teens compared to the fourth quarter of fiscal year 2014

•                  An effective tax rate of approximately 36% to 36.5%

•                  Non-GAAP EPS in a range of $0.70 to $0.75 which:

•                  Includes an estimated $0.03 headwind from foreign currency exchange

•                  Excludes any restructuring or one-time charges related to the Company’s productivity initiative

•                  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation

Fiscal Year 2016 Outlook

Based upon its preliminary estimates for fiscal 2016, the Company expects its hot business to deliver modest non-GAAP earnings per share growth over fiscal 2015 inclusive of the expected productivity savings.  The Company expects that its investment in Keurig KOLDTM in 2016 will be at least $100 million and could be higher depending largely on pod manufacturing efficiencies and channel mix.  Our fiscal year 2016 non-GAAP EPS excludes any restructuring or one-time charges related to the productivity program.

With regard to the first quarter of fiscal 2016, the Company expects non-GAAP earnings per share to decline versus the prior year quarter as the Company ships more hot appliances year over year, ships KOLD appliances, ramps production on KOLD pods and faces a significant coffee cost headwind in the first quarter of fiscal 2016.

The Company will update its outlook and provide more details related to fiscal 2016 on its fourth quarter earnings announcement.

Dividend Declaration

Keurig’s Board has declared a regular quarterly cash dividend of $0.2875 per share of the Company’s common stock. The quarterly cash dividend will be paid on October 29, 2015 to shareholders of record as of the close of business on September 29, 2015.

Conference Call and Webcast

Keurig will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, August 5, 2015. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 6958877 from 9:00 p.m. ET on August 5, 2015 through 9:00 p.m. ET on Monday, August 10, 2015.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the  pending securities and stockholder derivative class action litigation, pending antitrust litigation against the Company, and the now concluded SEC inquiry; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items.  In each case these amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes “forward-looking statements.”  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.”  However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.  These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, estimates of future financial results, the expected productivity program charges and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, projections for future capital expenditures, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending and future stockholder claims and other litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  Management believes that these forward-looking statements are reasonable as and when made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.  These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” and Part II “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our fiscal 2014 Annual Report filed on Form 10-K, elsewhere in that report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G

KEURIG GREEN MOUNTAIN, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	June 27, 2015	September 27, 2014
Assets
Current assets:
Cash and cash equivalents	$80,318	$761,214
Restricted cash and cash equivalents	243	378
Short-term investment	—	100,000
Receivables, less uncollectible accounts and return allowances of $36,186 and $66,120 at June 27, 2015 and September 27, 2014, respectively	441,273	621,451
Inventories	688,695	835,167
Income taxes receivable	26,344	—
Other current assets	98,950	69,272
Deferred income taxes, net	62,203	58,038
Total current assets	1,398,026	2,445,520

Fixed assets, net	1,324,408	1,171,425
Intangibles, net	454,786	365,444
Goodwill	773,825	755,895
Deferred income taxes, net	233	131
Long-term restricted cash	24,967	—
Other long-term assets	18,242	58,892

Total assets	$3,994,487	$4,797,307

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$302	$19,077
Current portion of capital lease and financing obligations	3,184	2,226
Accounts payable	264,860	411,107
Accrued expenses	207,305	305,677
Income tax payable	—	53,586
Dividend payable	44,281	40,580
Deferred income taxes, net	270	340
Other current liabilities	4,521	10,395
Total current liabilities	524,723	842,988

Long-term debt, less current portion	295,205	140,937
Capital lease and financing obligations, less current portion	114,819	116,240
Deferred income taxes, net	208,140	202,936
Other long-term liabilities	53,277	23,085

Commitments and contingencies

Redeemable noncontrolling interests	4,466	12,440

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 154,021,260 and 162,318,246 shares at June 27, 2015 and September 27, 2014, respectively	15,402	16,232
Additional paid-in capital	962,349	1,808,881
Retained earnings	1,964,095	1,687,619
Accumulated other comprehensive loss	(147,989)	(54,051)
Total stockholders’ equity	2,793,857	3,458,681

Total liabilities and stockholders’ equity	$3,994,487	$4,797,307

KEURIG GREEN MOUNTAIN, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales	$969,525	$1,022,371	$3,483,067	$3,512,113
Cost of sales	620,265	577,779	2,210,877	2,146,042
Gross profit	349,260	444,592	1,272,190	1,366,071

Selling and operating expenses	115,040	127,855	427,902	421,075
General and administrative expenses	72,861	85,390	223,025	226,537
Operating income	161,359	231,347	621,263	718,459

Other income, net	1,997	253	2,347	1,935
(Loss) gain on financial instruments, net	(1,814)	(2,843)	5,110	4,618
Gain (loss) on foreign currency, net	1,706	8,849	(16,178)	(10,423)
Interest expense	(386)	(2,441)	(1,754)	(8,056)
Income before income taxes	162,862	235,165	610,788	706,533

Income tax expense	(49,156)	(79,789)	(206,822)	(250,369)
Net income	$113,706	$155,376	$403,966	$456,164

Net income attributable to noncontrolling interests	85	225	287	702

Net income attributable to Keurig	$113,621	$155,151	$403,679	$455,462

Net income attributable to Keurig per common share:
Basic	$0.74	$0.95	$2.55	$2.93
Diluted	$0.73	$0.94	$2.52	$2.88

Cash dividends declared per common share	$0.2875	$0.25	$0.8625	$0.75

Weighted-average common shares outstanding:
Basic	154,052,575	162,695,801	158,402,095	155,267,136
Diluted	155,597,520	164,693,146	160,106,729	157,922,095

KEURIG GREEN MOUNTAIN, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Thirty-nine	Thirty-nine
	weeks ended	weeks ended
	June 27, 2015	June 28, 2014
Cash flows from operating activities:
Net income	$403,966	$456,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	154,338	159,189
Amortization of intangibles	35,768	32,628
Amortization of deferred financing fees	4,238	4,238
Unrealized (gain) loss on foreign currency, net	1,184	5,869
Loss (gain) on disposal of fixed assets	489	(603)
Provision for doubtful accounts	4,020	2,294
Provision for sales returns	86,999	65,853
Gain on derivatives, net	(12,968)	(2,082)
Excess tax benefits from equity-based compensation plans	(21,082)	(52,659)
Deferred income taxes	5,936	(1,206)
Deferred compensation and stock compensation	31,292	23,488
Other	2,199	1,020
Changes in assets and liabilities, net of acquisition:
Receivables	84,360	14,579
Inventories	137,718	34,433
Income tax receivable/payable, net	(59,324)	62,656
Other current assets	(30,166)	2,622
Other long-term assets, net	917	2,851
Accounts payable and accrued expenses	(222,979)	28,117
Other current liabilities	(1,084)	(10,419)
Other long-term liabilities	4,281	(5,264)
Net cash provided by operating activities	610,102	823,768

Cash flows from investing activities:
Change in restricted cash	135	90
Maturity of short-term investment	100,000	—
Acquisition, net of cash acquired	(180,698)	—
Capital expenditures for fixed assets	(338,124)	(221,887)
Purchase of long-term investment	—	(10,000)
Other investing activities	(1,353)	1,235
Net cash used in investing activities	(420,040)	(230,562)

Cash flows from financing activities:
Net change in revolving line of credit	150,000	—
Proceeds from sale of common stock	—	1,348,414
Proceeds from issuance of common stock under compensation plans	18,618	33,143
Repurchase of common stock	(918,356)	(997,386)
Excess tax benefits from equity-based compensation plans	21,082	52,659
Payments on capital lease and financing obligations	(2,193)	(1,444)
Repayment of long-term debt	(14,355)	(9,798)
Dividends paid	(131,425)	(77,705)
Other financing activities	(340)	(436)
Net cash (used in) provided by financing activities	(876,969)	347,447

Effect of exchange rate changes on cash and cash equivalents	6,011	2,966

Net (decrease) increase in cash and cash equivalents	(680,896)	943,619
Cash and cash equivalents at beginning of period	761,214	260,092
Cash and cash equivalents at end of period	$80,318	$1,203,711

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$42,792	$59,646
Dividends declared not paid at the end of each period	$44,281	$40,653
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$375	$33,821

KEURIG GREEN MOUNTAIN, INC.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands, except per share data)

	Thirteen weeks ended
	June 27, 2015	June 28, 2014
Selling and operating expenses	$115,040	$127,855
General and administrative expenses	72,861	85,390
Total SG&A	$187,901	$213,245
Expenses related to SEC inquiry (1)	—	(1,181)
Amortization of identifiable intangibles (2)	(12,600)	(10,686)
Expenses related to antitrust litigation (3)	(2,310)	—
Non-GAAP SG&A	$172,991	$201,378

	Thirteen weeks ended
	June 27, 2015	June 28, 2014
Operating income	$161,359	$231,347
Expenses related to SEC inquiry (1)	—	1,181
Amortization of identifiable intangibles (2)	12,600	10,686
Expenses related to antitrust litigation (3)	2,310	—
Non-GAAP operating income	$176,269	$243,214

	Thirteen weeks ended
	June 27, 2015	June 28, 2014
Net income attributable to Keurig	$113,621	$155,151
After tax:
Expenses related to SEC inquiry (1)	—	762
Amortization of identifiable intangibles (2)	9,435	7,270
Expenses related to antitrust litigation (3)	1,612	—
Non-GAAP net income attributable to Keurig	$124,668	$163,183

	Thirteen weeks ended
	June 27, 2015	June 28, 2014
Diluted income per share (EPS)	$0.73	$0.94
After tax:
Expenses related to SEC inquiry (1)	—	—
Amortization of identifiable intangibles (2)	0.06	0.04
Expenses related to antitrust litigation (3)	0.01	—
Non-GAAP EPS	$0.80	$0.99	*

*does not sum due to rounding
(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents legal expenses related to antitrust litigation classified as general and administrative expense.

KEURIG GREEN MOUNTAIN, INC.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands, except per share data)

	Thirty-nine weeks ended
	June 27, 2015	June 28, 2014
Selling and operating expenses	$427,902	$421,075
General and administrative expenses	223,025	226,537
Total SG&A	$650,927	$647,612
Expenses related to SEC inquiry (1)	(1,442)	(2,099)
Amortization of identifiable intangibles (2)	(35,768)	(32,627)
Expenses related to antitrust litigation (3)	(5,542)	—
Non-GAAP SG&A	$608,175	$612,886

	Thirty-nine weeks ended
	June 27, 2015	June 28, 2014
Operating income	$621,263	$718,459
Expenses related to SEC inquiry (1)	1,442	2,099
Amortization of identifiable intangibles (2)	35,768	32,627
Expenses related to antitrust litigation (3)	5,542	—
Non-GAAP operating income	$664,015	$753,185

	Thirty-nine weeks ended
	June 27, 2015	June 28, 2014
Net income attributable to Keurig	$403,679	$455,462
After tax:
Expenses related to SEC inquiry (1)	927	1,347
Amortization of identifiable intangibles (2)	26,227	22,246
Expenses related to antitrust litigation (3)	3,699	—
Non-GAAP net income attributable to Keurig	$434,532	$479,055

	Thirty-nine weeks ended
	June 27, 2015	June 28, 2014
Diluted income per share (EPS)	$2.52	$2.88
After tax:
Expenses related to SEC inquiry (1)	0.01	0.01
Amortization of identifiable intangibles (2)	0.16	0.14
Expenses related to antitrust litigation (3)	0.02	—
Non-GAAP EPS	$2.71	$3.03

(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents legal expenses related to antitrust litigation classified as general and administrative expense.